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                                                                 EXHIBIT 99.1

                                                        For Immediate Release
                                                                 May 14, 2003
                                                                     Contacts
                                                                  Jim Hausman
                                                                 704.722.2410
                                                                  Mark Hadley
                                                                 704.722.3231

           CT COMMUNICATIONS RECEIVES $13.4 MILLION CASH DISTRIBUTION

CT Communications, Inc. (Nasdaq: CTCI) announced today that it has received a distribution of $13.4 million in cash from the recently completed purchase of ITC Holding Company's stock by West Corporation. CT Communications held a 4.4% equity interest in ITC Holding Company. ITC Holding Company held as its most significant asset InterCall, Inc., which provides audio, web and video conferencing services on a national and international basis. In addition to the cash distribution, CT Communications received stock in a newly formed company that will hold certain assets of ITC Holding Company not acquired by West Corporation.

CT Communications, Inc., which is headquartered in Concord, N.C., is a growing provider of integrated telecommunications services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance services, Internet and data services and digital wireless services.